LOGO



For Immediate Release            Contact:  Steven Borgardt,
                                           VP Finance
                                           Fernando Pliego,
                                           Exec. VP Administration
								(760) 431-1945
                                           Steven Spence
                                                (302) 655-4200


        Coded Communications Files for Chapter 11 Reorganization

Carlsbad, California (December 10, 1998) --- Coded Communications Corporation (OTC Symbol: CODD) announced today that the company and two of its wholly-owned subsidiaries, Coded Mobile Communications, Inc. and Decom Systems, Inc., filed for Chapter 11 bankruptcy protection. The petitions for bankruptcy were filed with the United States Bankruptcy Court, District of Delaware, on December 10, 1998.

The company had previously reported in a filing with the Securities and Exchange Commission on November 17, 1998, that it had exhausted its cash resources and could not continue its operations beyond thirty days without additional capital.

The company said the filings would enable it to continue to operate while attempting to recapitalize and reorganize its operations. The company is continuing work on existing orders for products and services valued at over $1,000,000. In addition, the company is discussing the terms and conditions for the award of new contracts with one of its significant customers.

The company and its subsidiaries are represented by the Wilmington, Delaware law firm of Phillips, Goldman and Spence, P.A.

Coded Communications Corporation provides end-to-end solutions for mobile wireless data networking and communications. The company provides application specific system solutions for mobile workforces to interact within their information network and acts as a gateway to access local, regional and national databases and global positioning
(GPS).

Coded's worldwide web site can be accessed at:  http://www.coded.com

                             #    #    #

Certain statements in this report set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements, due to a variety of factors. Additional information on factors that may affect the business and financial results of the company and cause actual results to differ from current expectations can be found in filings of the company with the Securities and Exchange Commission.